Exhibit 99.2
McDonald's Corporation
Supplemental Information (Unaudited)
Quarter Ended March 31, 2018

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to the results of McDonald's Corporation (the “Company”) for the quarter ended March 31, 2018. This exhibit should be read in conjunction with Exhibit 99.1.
Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as adjustments to the provisional amounts recorded in December 2017 under the Tax Cuts and Jobs Act ("Tax Act"), and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends.

Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by purchasing goods and services in local currencies, financing in local currencies and hedging certain foreign-denominated cash flows. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)

Quarters Ended March 31,	2018	2017	2018
Revenues	$5,138.9	$5,675.9	$287.3
Company-operated margins	404.7	595.5	26.9
Franchised margins	2,123.0	1,833.9	102.4
Selling, general & administrative expenses	533.1	521.3	(16.0)
Operating income	2,143.1	2,034.0	116.6
Net income	1,375.4	1,214.8	68.2
Earnings per share-diluted	$1.72	$1.47	$0.08
The positive impact of foreign currency translation on consolidated operating results for the quarter primarily reflected the stronger Euro and British Pound.

Net Income and Diluted Earnings per Share
For the quarter, net income increased 13% (8% in constant currencies) to $1,375.4 million, and diluted earnings per share increased 17% (12% in constant currencies) to $1.72. Foreign currency translation had a positive impact of $0.08 on diluted earnings per share.
Results for the quarter reflected an increase in sales-driven franchised margin dollars and the benefit from a lower effective tax rate, partly offset by lower Company-operated margin dollars driven by refranchising. Results included approximately $52 million, or $0.07 per share, of additional income tax expense associated with adjustments to the provisional amounts recorded in December 2017 under the Tax Act. Excluding these adjustments, net income was $1,427.7 million, an increase of 18% (12% in constant currencies), and diluted earnings per share was $1.79, an increase of 22% (16% in constant currencies).
Diluted earnings per share benefited from a decrease in diluted weighted average shares outstanding due to share repurchases. During the quarter, the Company repurchased 10.4 million shares of stock for $1.7 billion, and paid a quarterly dividend of $1.01 per share, or $797.5 million.

Revenues
Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales with minimum rent payments, and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales and generally include initial fees.
Between 2015 and 2017, the Company accelerated the pace of refranchising to optimize its restaurant ownership mix, generate more stable and predictable revenue and cash flow streams, and operate with a less resource-intensive structure. The shift to a greater percentage of franchised restaurants negatively impacts consolidated revenues as Company-operated sales are replaced by franchised revenues, where the Company receives rent and/or royalty revenue based on a percentage of sales.
Effective January 1, 2018, the Company adopted the guidance issued in Accounting Standards Codification 606, "Revenue Recognition - Revenue from Contracts with Customers." This standard changed the way initial fees from franchisees for new restaurant openings and new franchise terms are recognized. Under the new guidance, initial franchise fees are being recognized evenly over the franchise term rather than immediately upon receipt. Although the Company expects this change to negatively impact 2018 annual franchised revenues by approximately $50 million, results for the quarter only reflected an impact of approximately $5 million due to the timing of new restaurant openings and new franchise terms.

REVENUES
Dollars in millions

Quarters Ended March 31,	2018	2017	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$708.7	$835.6	(15)%	(15)%
International Lead Markets	1,007.1	941.2	7	(3)
High Growth Markets	700.3	1,345.3	(48)	(52)
Foundational Markets & Corporate	119.5	289.8	(59)	(62)
Total	$2,535.6	$3,411.9	(26)%	(30)%

Franchised revenues
U.S.	$1,158.5	$1,093.4	6%	6%
International Lead Markets	870.4	702.3	24	12
High Growth Markets	271.9	191.9	42	27
Foundational Markets & Corporate	302.5	276.4	9	4
Total	$2,603.3	$2,264.0	15%	9%

Total revenues
U.S.	$1,867.2	$1,929.0	(3)%	(3)%
International Lead Markets	1,877.5	1,643.5	14	3
High Growth Markets	972.2	1,537.2	(37)	(42)
Foundational Markets & Corporate	422.0	566.2	(25)	(30)
Total	$5,138.9	$5,675.9	(9)%	(15)%

•	Revenues: Revenues decreased 9% (15% in constant currencies) for the quarter.

•	U.S.: Revenues decreased as positive comparable sales were more than offset by the impact of refranchising.

•	International Lead Markets: Revenues increased due to strong performance in the U.K. and Germany as well as positive comparable sales across all markets, partly offset by the impact of refranchising.

•
High Growth Markets: Revenues decreased as positive comparable sales across most markets were more than offset by the impact of refranchising the Company's businesses in China and Hong Kong in third quarter 2017.

Comparable Sales and Guest Counts
Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Comparable sales exclude the impact of currency translation and sales from hyper-inflationary markets (currently only Venezuela). Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix.
COMPARABLE SALES

	Increase/(Decrease)
Quarters Ended March 31,	2018	2017
U.S.	2.9%	1.7%
International Lead Markets	7.8	2.8
High Growth Markets	4.7	3.8
Foundational Markets & Corporate	8.7	8.5
Total	5.5%	3.6%

On a consolidated basis, comparable guest counts (the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed) increased 0.8% and 0.6% for the quarters ended 2018 and 2017, respectively. Both periods reflected positive comparable guest counts in all segments with the exception of the U.S.

Systemwide Sales and Franchised Sales

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
SYSTEMWIDE SALES*

Quarter Ended March 31, 2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	3%	3%
International Lead Markets	21	9
High Growth Markets	19	9
Foundational Markets & Corporate	16	12
Total	12%	7%

*	Unlike comparable sales, the Company has not excluded hyper-inflationary market results from Systemwide sales as these sales are the basis on which the Company calculates and records revenues.
FRANCHISED SALES
Dollars in millions

Quarters Ended March 31,	2018	2017	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$8,349.4	$7,979.2	5%	5%
International Lead Markets	5,000.7	4,042.9	24	12
High Growth Markets*	2,375.6	1,237.1	92	74
Foundational Markets & Corporate	4,873.1	3,999.3	22	18
Total	$20,598.8	$17,258.5	19%	14%

Ownership type
Conventional franchised	$14,883.9	$13,526.5	10%	5%
Developmental licensed	3,351.3	2,554.7	31%	29%
Foreign affiliated*	2,363.6	1,177.3	101%	90%
Total	$20,598.8	$17,258.5	19%	14%

*	The franchised sales increases reflect the impact of refranchising the Company's businesses in China and Hong Kong in the third quarter of 2017.

Restaurant Margins
FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS
Dollars in millions

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Quarters Ended March 31,	2018	2017	2018	2017	Inc/ (Dec)
Franchised
U.S.	81.3%	81.6%	$941.4	$891.9	6%	6%
International Lead Markets	79.9	79.5	695.9	558.1	25	12
High Growth Markets	74.9	69.4	203.7	133.1	53	37
Foundational Markets & Corporate	93.3	90.7	282.0	250.8	12	7
Total	81.6%	81.0%	$2,123.0	$1,833.9	16%	10%
Company-operated
U.S.	15.8%	15.3%	$112.2	$128.1	(12)%	(12)%
International Lead Markets	20.1	20.1	202.5	189.0	7	(3)
High Growth Markets	10.2	17.1	71.2	230.3	(69)	(72)
Foundational Markets & Corporate	15.8	16.6	18.8	48.1	(61)	(64)
Total	16.0%	17.5%	$404.7	$595.5	(32)%	(37)%

•
Franchised: Franchised margin dollars increased $289.1 million or 16% (10% in constant currencies) for the quarter. The quarter benefited from expansion and the impact of refranchising, as well as positive comparable sales performance across all segments.

•
U.S.: The decrease in the franchised margin percent was primarily due to higher depreciation costs related to Experience of the Future ("EOTF"), partly offset by the benefit of positive comparable sales.

•
International Lead Markets: The increase in the franchised margin percent reflected the benefit from strong comparable sales performance, partly offset by higher occupancy costs and the impact of refranchising.

•
High Growth Markets: The increase in the franchised margin percent was primarily due to the impact of refranchising, largely related to the July 2017 China and Hong Kong transaction, and strong comparable sales performance.

•	Company-operated: Company-operated margin dollars decreased $190.8 million or 32% (37% in constant currencies) for the quarter, reflecting the impact of refranchising.

•	U.S.: The Company-operated margin percent increase reflected positive comparable sales performance and the impact of refranchising, partly offset by higher labor and commodity costs.

•	International Lead Markets: The Company-operated margin percent was flat as strong comparable sales were offset by higher labor, commodity and occupancy costs.

•	High Growth Markets: The decrease in the Company-operated margin percent was primarily due to the impact of refranchising in China and Hong Kong as well as negative comparable sales in South Korea.

The following table presents Company-operated restaurant margin components as a percent of sales.
CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

Quarters Ended March 31,	2018	2017
Food & paper	31.7%	31.9%
Payroll & employee benefits	30.2	27.8
Occupancy & other operating expenses	22.1	22.8
Total expenses	84.0%	82.5%
Company-operated margins	16.0%	17.5%

Selling, General & Administrative Expenses

•
Selling, general and administrative expenses increased $11.8 million or 2% (decreased 1% in constant currencies) for the quarter. The constant currency decrease was primarily due to lower employee-related costs resulting from the Company's ongoing G&A initiatives, partly offset by higher restaurant technology spending as well as costs related to the 2018 Worldwide Owner/Operator Convention and sponsorship of the 2018 Winter Olympics.

•	Selling, general and administrative expenses as a percent of Systemwide sales decreased to 2.3% for 2018 compared with 2.5% for 2017.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

Quarters Ended March 31,	2018	2017
Gains on sales of restaurant businesses	$(96.5)	$(60.0)
Equity in (earnings) losses of unconsolidated affiliates	(42.6)	(40.9)
Asset dispositions and other (income) expense, net	(11.0)	(24.5)
Impairment and other charges (gains), net	1.6	(0.5)
Total	$(148.5)	$(125.9)

•	Gains on sales of restaurant businesses increased for the quarter primarily due to a higher number of restaurant sales in the U.S.

•
Equity in (earnings) losses of unconsolidated affiliates reflected improved performance in Japan, more than offset by a higher effective tax rate in Japan in 2018 compared with 2017. Results in 2018 also reflect the retained 20% ownership in the entity that operates the Company's businesses in China and Hong Kong subsequent to the refranchising transaction that occurred in third quarter 2017.

•	The change in asset dispositions and other (income) expense, net was primarily due to a gain from the strategic sale of a restaurant property in the U.S. in 2017.

Operating Income
OPERATING INCOME
Dollars in millions

Quarters Ended March 31,	2018	2017	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$998.0	$947.9	5%	5%
International Lead Markets	809.7	666.6	21	9
High Growth Markets	234.3	300.7	(22)	(29)
Foundational Markets & Corporate	101.1	118.8	(15)	(27)
Total	$2,143.1	$2,034.0	5%	0%

•	Operating Income: Operating income increased $109.1 million or 5% (flat in constant currencies) for the quarter.

•
U.S.: The increase in operating income reflected higher franchised margin dollars and higher gains on sales of restaurants, partly offset by lower Company-operated margin dollars and comparison to the prior year gain from the strategic sale of a restaurant property.

•	International Lead Markets: The constant currency operating income increase was primarily due to sales-driven improvements in franchised margin dollars across all markets.

•	High Growth Markets: The constant currency operating income decrease reflected the impact of refranchising, and to a lesser extent, the continued challenges in South Korea.

•
Foundational Markets & Corporate: The constant currency operating income decrease reflected the Company's refranchising initiatives, higher restaurant technology spending as well as costs related to the 2018 Worldwide Owner/Operator Convention and sponsorship of the 2018 Winter Olympics.

•	Operating Margin: Operating margin is defined as operating income as a percent of total revenues. Operating margin was 41.7% and 35.8% for the quarters ended 2018 and 2017, respectively.

Interest Expense

•	Interest expense increased 8% (5% in constant currencies) for the quarter, primarily reflecting higher average debt balances, partly offset by lower average interest rates.

Nonoperating (Income) Expense, Net
NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

Quarters Ended March 31,	2018	2017
Interest income	$(5.5)	$1.8
Foreign currency and hedging activity	16.5	(1.9)
Other (income) expense, net	7.4	8.0
Total	$18.4	$7.9

Income Taxes

•
The effective income tax rate was 27.1% and 32.8% for the quarters ended 2018 and 2017, respectively. The decrease in the tax rate for the quarter reflects the lower enacted U.S. corporate tax rate, partly offset by adjustments to the provisional amounts recorded in December 2017 under the Tax Act.

•	Excluding the impact of these provisional adjustments, the effective income tax rate was 24.4% for the quarter.

2018 Outlook
The following information is provided to assist in forecasting the Company’s future results.

•
Changes in Systemwide sales are driven by comparable sales, net restaurant unit expansion, and the potential impacts of hyper-inflation. The Company expects net restaurant additions to add approximately 1 percentage point to 2018 Systemwide sales growth (in constant currencies).

•
The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point change in comparable sales for either the U.S. or the International Lead segment would change annual diluted earnings per share by about 5 to 6 cents.

•
Effective January 1, 2018, the Company adopted the guidance issued in Accounting Standards Codification 606, "Revenue Recognition - Revenue from Contracts with Customers." This standard changed the way initial fees from franchisees for new restaurant openings and new franchise terms are recognized. Under the new guidance, initial franchise fees will be recognized evenly over the franchise term. The Company expects the adoption of this guidance to negatively impact 2018 Consolidated franchised revenues and franchised margins by approximately $50 million.

•
With about 75% of McDonald's grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company's commodity costs. For the full-year 2018, costs for the total basket of goods are expected to increase about 1% to 2% in the U.S. and increase about 2% in the International Lead segment.

•	The Company expects full-year 2018 selling, general and administrative expenses to decrease about 1% in constant currencies.

•
Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full-year 2018 to increase about 5% to 7% compared with 2017 due primarily to higher average debt balances.

•
A significant part of the Company's operating income is generated outside the U.S., and about 40% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 70% of the Company's operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company's annual diluted earnings per share would change by about 30 cents.

•
The Company expects the effective income tax rate for the full-year 2018 to be in the 25-27% range, with volatility between the quarters. Certain aspects of the Tax Act are expected to be clarified, and as such, could impact the Company's tax rate.

•
The Company expects capital expenditures for 2018 to be approximately $2.4 billion. About $1.5 billion will be dedicated to our U.S. business, primarily focused on accelerating the pace of EOTF. We expect to complete EOTF at nearly 4,000 additional U.S. restaurants in 2018, and, as a result, about half of the total U.S. restaurants will have EOTF by the end of 2018. Of the remaining capital, about half will be dedicated to new restaurant openings and the remainder will be allocated to reinvestment in continued expansion of EOTF around the world. The Company will contribute capital towards about 250 restaurant openings, while developmental licensees and affiliates will contribute capital towards the opening of approximately 750 restaurants, for a total of about 1,000 expected restaurant openings in 2018. The Company expects net additions of about 600 restaurants in 2018.

The Company has other long-term targets that are detailed in its Form 10-K for the year ended December 31, 2017.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At March 31,	2018		2017	Inc/ (Dec)
U.S.	13,992		14,094	(102)

International Lead Markets
Germany	1,481		1,469	12
Canada	1,456		1,447	9
France	1,443		1,423	20
United Kingdom	1,283		1,270	13
Australia	971		957	14
Other	283		284	(1)
Total International Lead Markets	6,917		6,850	67

High Growth Markets
China	2,716		2,421	295
Russia	650		610	40
Italy	567		555	12
Spain	509		500	9
South Korea	425		440	(15)
Other	1,087		1,063	24
Total High Growth Markets	5,954		5,589	365

Foundational Markets & Corporate
Japan	2,893		2,901	(8)
Brazil	929		904	25
Philippines	572		526	46
Taiwan	396		397	(1)
Other	5,633	*	5,644	(11)
Total Foundational Markets & Corporate	10,423		10,372	51

Systemwide restaurants	37,286		36,905	381

Countries	120		120	—

*Does not include certain restaurants in India where the franchise agreements have been terminated

SYSTEMWIDE RESTAURANTS BY TYPE

At March 31,	2018		2017	Inc/ (Dec)
U.S.
Conventional franchised	13,186		13,022	164
Company-operated	806		1,072	(266)
Total U.S.	13,992		14,094	(102)

International Lead Markets
Conventional franchised	5,961		5,811	150
Developmental licensed	49		19	30
Total Franchised	6,010		5,830	180
Company-operated	907		1,020	(113)
Total International Lead Markets	6,917		6,850	67

High Growth Markets
Conventional franchised	1,722		1,784	(62)
Developmental licensed	128		595	(467)
Foreign affiliated	2,989	*	291	2,698
Total Franchised	4,839		2,670	2,169
Company-operated	1,115		2,919	(1,804)
Total High Growth Markets	5,954		5,589	365

Foundational Markets & Corporate
Conventional franchised	556		551	5
Developmental licensed	6,795		6,186	609
Foreign affiliated	2,893	**	3,069	(176)
Total Franchised	10,244		9,806	438
Company-operated	179		566	(387)
Total Foundational Markets & Corporate	10,423		10,372	51

Systemwide
Conventional franchised	21,425		21,168	257
Developmental licensed	6,972		6,800	172
Foreign affiliated	5,882		3,360	2,522
Total Franchised	34,279		31,328	2,951
Company-operated	3,007		5,577	(2,570)
Total Systemwide	37,286		36,905	381

* China and Hong Kong included in affiliated restaurants as of July 31, 2017
** Does not incude certain restaurants in India where the franchise agreements have been terminated

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements
The information in this report includes forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this report not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking words, such as “may,” “will,” “expect,” “believe,” “anticipate” and “plan” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry, including those under "Outlook," are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date of this report. Except as required by law, we do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements. Our business results are subject to a variety of risks, including those that are reflected in the following considerations and factors, as well as elsewhere in our filings with the SEC. If any of these considerations or risks materialize, our expectations may change and our performance may be adversely affected.
If we do not successfully evolve and execute against our business strategies, we may not be able to increase operating income.
To drive future results, our business strategies must be effective in delivering increased guest counts to drive operating income growth. Whether these strategies are successful depends mainly on our System’s ability to:

•	Continue to innovate and differentiate the McDonald’s experience by preparing and serving our food in a way that balances value and convenience to our customers with profitability;

•	Capitalize on our global scale, iconic brand and local market presence to enhance our ability to retain, regain and convert key customer groups;

•	Utilize our more adaptive organizational structure to execute against our initiatives at an accelerated pace;

•	Strengthen customer appeal and augment our digital initiatives, including mobile ordering and delivery, along with Experience of the Future (“EOTF”), particularly in the U.S.;

•	Identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants; and

•	Operate restaurants with high service levels and optimal capacity while managing the increasing complexity of our restaurant operations.
If we are delayed or unsuccessful in executing our strategies, or if our strategies do not yield the desired results, our business, financial condition and results of operations may suffer.
Our investments to enhance the customer experience, including through technology, may not generate the expected returns.
We will continue to build upon our investments in EOTF, which focus on restaurant modernization and technology and digital engagement in order to transform the restaurant experience. As we accelerate our pace of converting restaurants to EOTF, we are placing renewed emphasis on improving our service model and strengthening relationships with customers, in part through digital channels and loyalty initiatives, as well as mobile ordering and payment systems. We also continue to build on delivery initiatives, which may not generate expected returns. We may not fully realize the intended benefits of these significant investments, or these initiatives may not be well executed, and therefore our business results may suffer.
If we do not anticipate and address evolving consumer preferences, our business could suffer.
Our continued success depends on our System’s ability to anticipate and respond effectively to continuously shifting consumer demographics, and trends in food sourcing, food preparation, food offerings and consumer preferences in the “informal eating out” ("IEO") segment. In order to deliver a relevant experience for our customers amidst a highly competitive, value-driven operating environment, we must implement initiatives to adapt at an aggressive pace. There is no assurance that these initiatives will be successful and, if they are not, our financial results could be adversely impacted.
Activities relating to our refranchising and cost savings initiatives remain ongoing and entail various risks.
Our previously announced refranchising and cost saving initiatives remain ongoing. As we continue on those initiatives, the existing risks we face in our business may be intensified. Our efforts to reduce costs and capital expenditures depend, in part, upon our refranchising efforts, which, in turn, depend upon our selection and integration of capable third parties. Our cost savings initiatives also depend upon a variety of factors, including our ability to achieve efficiencies through the consolidation of global, back-office functions. If these various initiatives are not successful, take longer to complete than initially projected, or are not well executed, or if our cost reduction efforts adversely impact our effectiveness, our business operations, financial results and results of operations could be adversely affected.

If pricing, promotional and marketing plans are not effective, our results may be negatively impacted.
Our results depend on the impact of pricing, promotional and marketing plans across the System, and the ability to adjust these plans to respond quickly and effectively to evolving customer preferences, as well as shifting economic and competitive conditions. Existing or future pricing strategies, and the value proposition they represent, are expected to continue to be important components of our business strategy; however, they may not be successful and could negatively impact sales and margins. Further, the promotion of menu offerings may yield results below the desired levels.
Additionally, we operate in a complex and costly advertising environment. Our marketing and advertising programs may not be successful, and we may fail to attract and retain customers. Our success depends in part on whether the allocation of our advertising and marketing resources across different channels allows us to reach our customers effectively. If the advertising and marketing programs are not successful, or are not as successful as those of our competitors, our sales, guest counts and market share could decrease.
Failure to preserve the value and relevance of our brand could have an adverse impact on our financial results.
To be successful in the future, we believe we must preserve, enhance and leverage the value of our brand. Brand value is based in part on consumer perceptions. Those perceptions are affected by a variety of factors, including the nutritional content and preparation of our food, the ingredients we use, our business practices and the manner in which we source the commodities we use. Consumer acceptance of our offerings is subject to change for a variety of reasons, and some changes can occur rapidly. For example, nutritional, health and other scientific studies and conclusions, which constantly evolve and may have contradictory implications, drive popular opinion, litigation and regulation (including initiatives intended to drive consumer behavior) in ways that affect the IEO segment or perceptions of our brand generally or relative to available alternatives. Consumer perceptions may also be affected by third parties presenting or promoting adverse commentary or portrayals of the quick-service category of the IEO segment, our brand and/or our operations, our suppliers or our franchisees. If we are unsuccessful in addressing such adverse commentary or portrayals, our brand and our financial results may suffer.
Additionally, the ongoing relevance of our brand may depend on the success of our sustainability initiatives, which require System- wide coordination and alignment. If we are not effective in addressing social and environmental responsibility matters or achieving relevant sustainability goals, consumer trust in our brand may suffer. In particular, business incidents or practices that erode consumer trust or confidence, particularly if such incidents or practices receive considerable publicity or result in litigation, can significantly reduce brand value and have a negative impact on our financial results.
We face intense competition in our markets, which could hurt our business.
We compete primarily in the IEO segment, which is highly competitive. We also face sustained, intense competition from traditional, fast casual and other competitors, which may include many non-traditional market participants such as convenience stores, grocery stores and coffee shops. We expect our environment to continue to be highly competitive, and our results in any particular reporting period may be impacted by new or continuing actions of our competitors, which may have a short- or long-term impact on our results.
We compete on the basis of product choice, quality, affordability, service and location. In particular, we believe our ability to compete successfully in the current market environment depends on our ability to improve existing products, develop new products, price our products appropriately, deliver a relevant customer experience, manage the complexity of our restaurant operations and respond effectively to our competitors’ actions or disruptive actions from others which we do not foresee. Recognizing these dependencies, we have intensified our focus in recent periods on strategies to achieve these goals, and we will likely continue to modify our strategies and implement new strategies in the future. There can be no assurance these strategies will be effective, and some strategies may be effective at improving some metrics while adversely affecting other metrics.
Unfavorable general economic conditions could adversely affect our business and financial results.
Our results of operations are substantially affected by economic conditions, which can vary significantly by market and can impact consumer disposable income levels and spending habits. Economic conditions can also be impacted by a variety of factors including hostilities, epidemics and actions taken by governments to manage national and international economic matters, whether through austerity, stimulus measures or trade measures, and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers. Continued adverse economic conditions or adverse changes in economic conditions in our markets could pressure our operating performance, and our business and financial results may suffer.
Our results of operations are also affected by fluctuations in currency exchange rates, which may adversely affect reported earnings.

Supply chain interruptions may increase costs or reduce revenues.
We depend on the effectiveness of our supply chain management to assure reliable and sufficient product supply, including on favorable terms. Although many of the products we sell are sourced from a wide variety of suppliers in countries around the world, certain products have limited suppliers, which may increase our reliance on those suppliers. Supply chain interruptions, including shortages and transportation issues, and price increases can adversely affect us as well as our suppliers and franchisees whose performance may have a significant impact on our results. Such shortages or disruptions could be caused by factors beyond the control of our suppliers, franchisees or us. If we experience interruptions in our System’s supply chain, our costs could increase and it could limit the availability of products critical to our System’s operations.
Food safety concerns may have an adverse effect on our business.
Our ability to increase sales and profits depends on our System’s ability to meet expectations for safe food and on our ability to manage the potential impact on McDonald’s of food-borne illnesses and food or product safety issues that may arise in the future. Food safety is a top priority, and we dedicate substantial resources to ensure that our customers enjoy safe food products, including as our menu and service model evolve. However, food safety events, including instances of food-borne illness, have occurred in the food industry in the past, and could occur in the future. Instances of food tampering, food contamination or food-borne illness, whether actual or perceived, could adversely affect our brand and reputation as well as our revenues and profits.
Our franchise business model presents a number of risks.
Our success increasingly relies on the financial success and cooperation of our franchisees, including our developmental licensees and affiliates. Our restaurant margins arise from two sources: fees from franchised restaurants (e.g., rent and royalties based on a percentage of sales) and, to a lesser degree, sales from Company-operated restaurants. Our franchisees and developmental licensees manage their businesses independently, and therefore are responsible for the day-to-day operation of their restaurants. The revenues we realize from franchised restaurants are largely dependent on the ability of our franchisees to grow their sales. If our franchisees do not experience sales growth, our revenues and margins could be negatively affected as a result. Also, if sales trends worsen for franchisees, their financial results may deteriorate, which could result in, among other things, restaurant closures, or delayed or reduced payments to us. Our refranchising efforts will continue to increase that dependence and the potential effect of those factors.
Our success also increasingly depends on the willingness and ability of our independent franchisees and affiliates to implement major initiatives, which may include financial investment, and to remain aligned with us on operating, promotional and capital-intensive reinvestment plans. Franchisees’ ability to contribute to the achievement of our plans is dependent in large part on the availability to them of funding at reasonable interest rates and may be negatively impacted by the financial markets in general or by the creditworthiness of our franchisees or the Company. Our operating performance could also be negatively affected if our franchisees experience food safety or other operational problems or project an image inconsistent with our brand and values, particularly if our contractual and other rights and remedies are limited, costly to exercise or subjected to litigation and potential delays. If franchisees do not successfully operate restaurants in a manner consistent with our required standards, our brand’s image and reputation could be harmed, which in turn could hurt our business and operating results.
Our ownership mix also affects our results and financial condition. The decision to own restaurants or to operate under franchise or license agreements is driven by many factors whose interrelationship is complex and changing. Our ability to achieve the benefits of our refranchising strategy, which involves a significant percentage of franchised restaurants, including an increased number of restaurants run by developmental licensees and affiliates, depends on various factors. Those factors include whether we have effectively selected franchisees, licensees and/or affiliates that meet our rigorous standards, and whether their performance and the resulting ownership mix supports our brand and financial objectives.
Challenges with respect to talent management could harm our business.
Effective succession planning is important to our long-term success. Failure to effectively identify, develop and retain key personnel, recruit high-quality candidates and ensure smooth management and personnel transitions could disrupt our business and adversely affect our results.
Our success depends in part on our System’s ability to recruit, motivate and retain a qualified workforce to work in our restaurants in an intensely competitive environment. Increased costs associated with recruiting, motivating and retaining qualified employees to work in our Company-operated restaurants could have a negative impact on our Company-operated margins. Similar concerns apply to our franchisees.

We are also impacted by the costs and other effects of compliance with U.S. and international regulations affecting our workforce, which includes our staff and employees working in our Company-operated restaurants. These regulations are increasingly focused on employment issues, including wage and hour, healthcare, immigration, retirement and other employee benefits and workplace practices. Our potential exposure to reputational and other harm regarding our workplace practices or conditions or those of our independent franchisees or suppliers (or perceptions thereof) could have a negative impact on consumer perceptions of us and our business. Additionally, economic action, such as boycotts, protests, work stoppages or campaigns by labor organizations, could adversely affect us (including our ability to recruit and retain talent) or the franchisees and suppliers that are also part of the McDonald's System and whose performance may have a material impact on our results.
Information technology system failures or interruptions, or breaches of network security, may impact our operations.
We are increasingly reliant on technological systems, such as point-of-sale and other systems or platforms, technologies supporting McDonald’s order, delivery and digital solutions, as well as technologies that facilitate communication and collaboration internally, with affiliated entities, customers, employees or independent third parties to conduct our business, including technology-enabled systems provided to us by third parties. Any failure of these systems could significantly impact our operations and customer experience and perceptions.
Despite the implementation of security measures, those technology systems and solutions could become vulnerable to damage, disability or failures due to theft, fire, power loss, telecommunications failure or other catastrophic events. Our increasing reliance on third party systems also present the risks faced by the third party’s business, including the operational, security and credit risks of those parties. If those systems were to fail or otherwise be unavailable, and we were unable to recover in a timely way, we could experience an interruption in our operations.
Furthermore, security breaches have from time to time occurred and may in the future occur involving our systems, the systems of the parties we communicate or collaborate with (including franchisees), or those of third party providers. These may include such things as unauthorized access, denial of service, computer viruses, introduction of malware or ransomware and other disruptive problems caused by hackers. Our information technology systems contain personal, financial and other information that is entrusted to us by our customers, our employees and other third parties, as well as financial, proprietary and other confidential information related to our business. An actual or alleged security breach could result in disruptions, shutdowns, theft or unauthorized disclosure of personal, financial, proprietary or other confidential information. The occurrence of any of these incidents could result in reputational damage, adverse publicity, loss of consumer confidence, reduced sales and profits, complications in executing our growth initiatives and criminal penalties or civil liabilities.
The global scope of our business subjects us to risks that could negatively affect our business.
We encounter differing cultural, regulatory and economic environments within and among the more than 100 countries where McDonald’s restaurants operate, and our ability to achieve our business objectives depends on the System's success in these environments. Meeting customer expectations is complicated by the risks inherent in our global operating environment, and our global success is partially dependent on our System’s ability to leverage operating successes across markets. Planned initiatives may not have appeal across multiple markets with McDonald's customers and could drive unanticipated changes in customer perceptions and guest counts.
Disruptions in operations or price volatility in a market can also result from governmental actions, such as price, foreign exchange or changes in trade-related tariffs or controls, government-mandated closure of our, our franchisees' or our suppliers’ operations, and asset seizures. The cost and disruption of responding to governmental investigations or inquiries, whether or not they have merit, may impact our results and could cause reputational or other harm. Our international success depends in part on the effectiveness of our strategies and brand-building initiatives to reduce our exposure to such governmental investigations or inquiries.
Additionally, challenges and uncertainties are associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest. Such challenges may be exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment. An inability to manage effectively the risks associated with our international operations could have a material adverse effect on our business and financial condition.
We may also face challenges and uncertainties in developed markets. For example, as a result of the U.K.'s decision to leave the European Union through a negotiated exit over a period of time, including its recent formal commencement of exit proceedings, it is possible that there will be increased regulatory complexities, as well as potential referenda in the U.K. and/or other European countries, that could cause uncertainty in European or worldwide economic conditions. In the short term, the decision created volatility in certain foreign currency exchange rates, and the resulting depression in those exchange rates may continue. Any of these effects, and others we cannot anticipate, could adversely affect our business, results of operations, financial condition and cash flows.

Changes in tax laws and unanticipated tax liabilities could adversely affect the taxes we pay and our profitability.
We are subject to income and other taxes in the U.S. and foreign jurisdictions, and our operations, plans and results are affected by tax and other initiatives around the world. In particular, we are affected by the impact of changes to tax laws or policy or related authoritative interpretations, including changes and uncertainties resulting from proposals for comprehensive or corporate tax reforms in the U.S. or elsewhere. On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law. While we have estimated the effects of the Tax Act, we continue to refine those estimates with the possibility they could change, and those changes could be material. We are also impacted by settlements of pending or any future adjustments proposed by taxing authorities inside and outside of the U.S. in connection with our tax audits, all of which will depend on their timing, nature and scope. Any significant increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters could have a material adverse impact on our financial results.
Changes in commodity and other operating costs could adversely affect our results of operations.
The profitability of our Company-operated restaurants depends in part on our ability to anticipate and react to changes in commodity costs, including food, paper, supplies, fuel, utilities and distribution, and other operating costs, including labor. Any volatility in certain commodity prices or fluctuation in labor costs could adversely affect our operating results by impacting restaurant profitability. The commodity markets for some of the ingredients we use, such as beef and chicken, are particularly volatile due to factors such as seasonal shifts, climate conditions, industry demand, international commodity markets, food safety concerns, product recalls and government regulation, all of which are beyond our control and, in many instances, unpredictable. We can only partially address future price risk through hedging and other activities, and therefore increases in commodity costs could have an adverse impact on our profitability.
Increasing regulatory complexity may adversely affect restaurant operations and our financial results.
Our regulatory environment worldwide exposes us to complex compliance and similar risks that could affect our operations and results in material ways. In many of our markets, we are subject to increasing regulation, which has increased our cost of doing business. We are affected by the cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, including where inconsistent standards imposed by multiple governmental authorities can adversely affect our business and increase our exposure to litigation or governmental investigations or proceedings.
Our success depends in part on our ability to manage the impact of new, potential or changing regulations that can affect our business plans and operations. These regulations include product packaging, marketing, the nutritional content and safety of our food and other products, labeling and other disclosure practices. Compliance efforts with those regulations may be affected by ordinary variations in food preparation among our own restaurants and the need to rely on the accuracy and completeness of information from third-party suppliers (particularly given varying requirements and practices for testing and disclosure).
Additionally, we are working to manage the risks and costs to us, our franchisees and our supply chain of the effects of climate change, greenhouse gases, and diminishing energy and water resources. These risks include the increased public focus, including by governmental and nongovernmental organizations, on these and other environmental sustainability matters, such as packaging and waste, animal health and welfare, deforestation and land use. These risks also include the increased pressure to make commitments, set targets or establish additional goals and take actions to meet them. These risks could expose us to market, operational and execution costs or risks. If we are unable to effectively manage the risks associated with our complex regulatory environment, it could have a material adverse effect on our business and financial condition.
We are subject to increasing legal complexity and could be party to litigation that could adversely affect us.
Increasing legal complexity will continue to affect our operations and results in material ways. We could be subject to legal proceedings that may adversely affect our business, including class actions, administrative proceedings, government investigations, employment and personal injury claims, landlord/tenant disputes, disputes with current or former suppliers, claims by current or former franchisees and intellectual property claims (including claims that we infringed another party’s trademarks, copyrights or patents).
Inconsistent standards imposed by governmental authorities can adversely affect our business and increase our exposure to regulatory proceedings or litigation.
Litigation involving our relationship with franchisees and the legal distinction between our franchisees and us for employment law purposes, if determined adversely, could increase costs, negatively impact the business prospects of our franchisees and subject us to incremental liability for their actions. Similarly, although our commercial relationships with our suppliers remain independent, there may be attempts to challenge that independence, which, if determined adversely, could also increase costs, negatively impact the business prospects of our suppliers, and subject us to incremental liability for their actions. We are also subject to legal and compliance risks and associated liability, such as in the areas of privacy and data collection, protection and management, as it relates to information associated with our technology-related services and platforms made available to business partners, customers, employees or other third parties.

Our operating results could also be affected by the following:

•	The relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings;

•	The cost and other effects of settlements, judgments or consent decrees, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products;

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Adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices; and

•	The scope and terms of insurance or indemnification protections that we may have.
A judgment significantly in excess of any applicable insurance coverage or third party indemnity could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from these claims may hurt our business.
We may not be able to adequately protect our intellectual property or adequately ensure that we are not infringing the intellectual property of others, which could harm the value of the McDonald’s brand and our business.
The success of our business depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We rely on a combination of trademarks, copyrights, service marks, trade secrets, patents and other intellectual property rights to protect our brand and branded products.
We have registered certain trademarks and have other trademark registrations pending in the U.S. and certain foreign jurisdictions. The trademarks that we currently use have not been registered in all of the countries outside of the U.S. in which we do business or may do business in the future and may never be registered in all of these countries. The steps we have taken to protect our intellectual property in the U.S. and foreign countries may not be adequate. In addition, the steps we have taken may not adequately ensure that we do not infringe the intellectual property of others, and third parties may claim infringement by us in the future. In particular, we may be involved in intellectual property claims, including often aggressive or opportunistic attempts to enforce patents used in information technology systems, which might affect our operations and results. Any claim of infringement, whether or not it has merit, could be time-consuming, result in costly litigation and harm our business.
We cannot ensure that franchisees and other third parties who hold licenses to our intellectual property will not take actions that hurt the value of our intellectual property.
Changes in accounting standards or the recognition of impairment or other charges may adversely affect our future operations and results.
New accounting standards or changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, could adversely affect our future results. We may also be affected by the nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment or other charges that reduce our earnings. In assessing the recoverability of our long-lived assets, we consider changes in economic conditions and make assumptions regarding estimated future cash flows and other factors. These estimates are highly subjective and can be significantly impacted by many factors such as global and local business and economic conditions, operating costs, inflation, competition, consumer and demographic trends, and our restructuring activities. If our estimates or underlying assumptions change in the future, we may be required to record impairment charges. If we experience any such changes, they could have a significant adverse effect on our reported results for the affected periods.
A decrease in our credit ratings or an increase in our funding costs could adversely affect our profitability.
Our credit ratings may be negatively affected by our results of operations or changes in our debt levels. As a result, our interest expense, the availability of acceptable counterparties, our ability to obtain funding on favorable terms, collateral requirements and our operating or financial flexibility could all be negatively affected, especially if lenders impose new operating or financial covenants.
Our operations may also be impacted by regulations affecting capital flows, financial markets or financial institutions, which can limit our ability to manage and deploy our liquidity or increase our funding costs. If any of these events were to occur, they could have a material adverse effect on our business and financial condition.
Trading volatility and price of our common stock may be adversely affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these factors, some of which are outside our control, are the following:

•	The unpredictable nature of global economic and market conditions;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the U.S., which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can be affected by market commentary (including commentary that may be unreliable or incomplete); unauthorized disclosures about our performance, plans or expectations about our business; our actual performance and creditworthiness; investor confidence, driven in part by expectations about our performance; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

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The impact on our results of corporate actions and market and third-party perceptions and assessments of such actions, such as those we may take from time to time as we implement our strategies in light of changing business, legal and tax considerations and evolve our corporate structure.

Events such as severe weather conditions, natural disasters, hostilities and social unrest, among others, can adversely affect our results and prospects.
Severe weather conditions, natural disasters, hostilities and social unrest, terrorist activities, health epidemics or pandemics (or expectations about them) can adversely affect consumer spending and confidence levels and supply availability and costs, as well as the local operations in impacted markets, all of which can affect our results and prospects. Our receipt of proceeds under any insurance we maintain with respect to some of these risks may be delayed or the proceeds may be insufficient to cover our losses fully.